Exhibit 5.1

[Pringle & Herigstad Letterhead]

OPINION RE LEGALITY

October 22, 2007

Investors Real Estate Trust
12 Main Street South
Minot, North Dakota 58701

We have acted as special counsel to Investors Real Estate Trust, a real estate investment trust organized under the laws of North Dakota (the “Trust”), in connection with (a) the Form S-3 registration statement, File No. 333-112465 (the “Registration Statement”) filed by the Trust with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the “Securities Act”), relating to the offering from time to time, as set forth in the prospectus contained in such Registration Statement (the “Prospectus”) of up to $150,000,000 aggregate offering price of (i) one or more series of the Trust’s preferred shares of beneficial interest and/or (ii) the Trust’s common shares of beneficial interest (“Common Shares”) and (b) up to 6,900,000 Common Shares (the “Securities”) offered as set forth in the supplement to the Prospectus dated October 18, 2007 (the “Prospectus Supplement”).

            We have examined and relied upon the originals or copies of such records, agreements, documents and other instruments and have made such inquiries of such officers and representatives of the Trust as we have deemed relevant and necessary as the basis for the opinions set forth herein.  In such examination, we have assumed, without independent verification, the genuineness of all signatures (whether original or photostatic), the legal capacity of natural persons, the authenticity of all documents submitted to us as originals, and the conformity to original documents of all documents submitted to us as certified or photostatic copies.  We have assumed, without independent verification, the accuracy of the relevant facts stated therein.

            The opinions expressed herein are limited to the law of the State of North Dakota and reported judicial decisions interpreting those laws, each as currently in effect.  We assume no obligation to supplement this letter if any applicable laws change after the date hereof or if we become aware of any facts that might change the opinion expressed herein after the date hereof.

            Based upon the foregoing, and subject to the limitations, qualifications and assumptions set forth herein, we are of the opinion that the Securities, when issued, delivered and paid for as contemplated by the Registration Statement and the Prospectus Supplement, will be validly issued, fully paid and non-assessable.

            This opinion is furnished to you solely for use in connection with the Registration Statement.  We hereby consent to the filing of this opinion as an exhibit to a Current Report on Form 8-K of the Trust and to such Registration Statement.  We also consent to the reference to our firm under the caption “Legal Matters” in the Prospectus and the Prospectus Supplement.  In giving this consent, we do not admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the SEC thereunder.

Very truly yours,

PRINGLE & HERIGSTAD, P.C.

By /s/ David Hogue
David Hogue